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                                                                    EXHIBIT 99.1

FLORSHEIM GROUP INC.
200 NORTH LASALLE STREET
CHICAGO, ILLINOIS  60601                    FOR FURTHER INFORMATION PLEASE CALL:

                                                                 THOMAS P. POLKE
                                                                  (312) 458-7421

                                                           FOR IMMEDIATE RELEASE


                 FLORSHEIM TRANSFERRED TO NASDAQ SMALLCAP MARKET


         Chicago, Illinois, December 14, 2000 --- Florsheim Group Inc. (NASDAQ:
FLSC) today reported that the Company's securities will be transferred to The Nasdaq SmallCap Market at the opening of business on December 15, 2000. The Company previously disclosed that it had been informed by Nasdaq that the Company no longer met the requirement for minimum market value of public float for the Nasdaq National Market and that the Company would file a transfer application to list on the Nasdaq SmallCap Market. The Company's application for listing was approved by Nasdaq on December 13, 2000.

         Florsheim Group Inc. designs, markets, manufacturers and sources a diverse and extensive range of products in the middle to upper price range of the men's quality footwear market. Florsheim distributes its products in more than 6,000 department and specialty store locations worldwide, through approximately 248 company-operated specialty and outlet stores and 43 licensed stores worldwide.


Information contained in this release with respect to the Company's opportunities and prospects is forward-looking. These statements represent the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include materially adverse changes in economic conditions affecting the men's footwear markets served by the Company, delay in the implementation of the Company's programs and lower than expected customer acceptance.

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